Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2024, with respect to the consolidated financial statements of Innovex Downhole Solutions, Inc. included in the Current Report of Innovex International, Inc. on Form 8-K/A filed on September 16, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Innovex International, Inc. on Forms S-8 (File No. 333-257408, File No. 333-218230, and File No. 333-118876).

/s/ GRANT THORNTON LLP

Houston, Texas

September 16, 2024